Exhibit 99.1
NEWS RELEASE

For More Information Contact: J. Downey Bridgwater, President & Chief Executive Officer 713-507-2670 Chris Reid, Vice President — Investor Relations 713-507-2873	For Immediate Release — August 5, 2005
DAN C. TUTCHER JOINS STERLING BANCSHARES
BOARD OF DIRECTORS
HOUSTON, TX —August 5, 2005— Sterling Bancshares, Inc. (NASDAQ: SBIB) has announced that Dan C. Tutcher, president of Enbridge Energy Partners (NYSE: EEP) and Enbridge Energy Management (NYSE: EEQ), has been elected to its board of directors. Enbridge Energy Partners was ranked #448 on Fortune Magazine’s list of Fortune 500 companies last year. Mr. Tutcher will serve as a Class II director until the 2006 annual meeting of shareholders at which time it is anticipated that he will be nominated for a three year term.
Mr. Tutcher has over 30 years of experience in owning and operating companies involved in petroleum production, gas processing, and natural gas gathering and transmission.
“Dan brings a depth of professional experience and knowledge to our board that is second to none,” said Sterling Bancshares President & Chief Executive Officer J. Downey Bridgwater. “Not only does Dan have tremendous expertise in the energy industry, but he will be able to offer the kind of insight into our business that can only be gained by years of experience of leading and managing multi-faceted publicly traded companies. We strive to have directors with expertise across all major industries on our board, and having someone of Dan’s caliber from the energy industry is an excellent addition.”
Mr. Tutcher currently serves as chairman of Cancer Counseling, Inc. and is president of Houston’s Alley Theater. He is a graduate of Washburn University located in Topeka, Kansas.
Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $3.6 billion, which operates 35 banking offices in the greater metro areas of Houston, San Antonio and Dallas, Texas. These cities are the 4th, 8th and 9th largest in the United States based on population. The Company’s common stock is traded through the NASDAQ National Market System under the symbol “SBIB”. For more information on Sterling Bancshares, please visit the Company’s web site at www.banksterling.com.
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